EXHIBIT 3.1                                                                                                                                                                                                                                            State of Delaware
Secretary of State
                                                                                                                                                   Division of Corporations
                                                                                                                                                        Delivered 03:09 PM 02/06/2007
                                                                                                                                                           FILED 03:09 PM 02/06/2007
                                                                                                                                                        SRV 070132314 - 2948607 FILE

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

WGL ENTERTAINMENT HOLDINGS, INC.

The undersigned, Chief Executive Officer of WGL Entertainment Holdings, Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That the Board of Directors of the Corporation proposed an amendment to the Corporation’s Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “FOURTH,” so that, as amended, said Article shall be and read as follows:

"FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

The Corporation's capitalization will be Ten Billion Ten Million (10,010,000,000) shares, consisting of Ten Billion (10,000,000,000) shares of common stock, par value $.001 per share ("Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock").

The Board of Directors of the Corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the preferred stock in any number of classes or series within such classes and to set all terms of such preferred stock of any class or series, including, without limitation, its powers, preferences, rights, privileges, qualifications, restrictions and/or limitations. The powers, preference, rights, privileges, qualifications, restrictions and limitations of each class or series of the preferred stock, if any, may differ from those of any and all other classes or other series at any time outstanding. Any shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

Following a 1:100 reverse stock split of the Corporation’s outstanding Common Stock, the Corporation’s capitalization will consist of Ten Billion (10,000,000,000) shares of Common Stock, par value $.001 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $.001 per share."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment shall be effective on Monday, February 12, 2007.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Michael S. Pagnano, its Chief Executive Officer, this 6th day of February 2007.

         WGL Entertainment Holdings, Inc.

/s/ Michael S. Pagnano
Michael S. Pagnano
Chief Executive Officer